PrivatBank invites creditors to extend maturity of its 2015 Notes

PrivatBank has invited holders of its 2015 Notes to extend the maturity date of the 2015 Notes.

On 26 June 2015, PrivatBank announced a solicitation of consents to certain proposed amendments of the terms of the 2015 Notes and the 2016 Notes (the “2015 and 2016 Notes Consent Solicitations”). The meetings of holders of the 2015 Notes and the 2016 Notes each took place on 13 July 2015 and both meetings were quorate. On 14 July 2015, PrivatBank announced the results of the meetings of the 2015 and 2016 Notes Consent Solicitations to the effect that PrivatBank’s proposal to amend certain terms of the 2015 Notes was successfully passed. However, PrivatBank’s proposal to amend certain terms of the 2016 Notes was not passed. Further, pursuant to their terms, the proposals in respect of the 2015 Notes and the 2016 Notes were conditional on both proposals having been duly passed at each relevant meeting. Consequently, due to the fact that the proposal in respect of the 2016 Notes did not pass, neither the amendments proposed by PrivatBank to the 2015 Notes nor to the 2016 Notes were implemented.

Following the announcement of the results of the 2015 and 2016 Notes Consent Solicitations, PrivatBank is engaged in discussions with a group of holders of the 2015 Notes and the 2016 Notes, who approached PrivatBank with a view to agreeing on mutually acceptable terms of restructuring of the 2015 Notes and the 2016 Notes (the “2015 and 2016 Notes Restructuring Proposal”). Due to the current Ukrainian legal and regulatory regime to which PrivatBank is subject and the continuing negative trend of retail deposit withdrawals in the Ukrainian banking sector, PrivatBank is required to engage in a dialogue with the NBU and the International Monetary Fund (the “IMF”) to gather their views on the 2015 and 2016 Notes Restructuring Proposal. These discussions with the NBU and the IMF, as well as discussions with the above mentioned group of holders of the 2015 Notes and the 2016 Notes may take a considerable amount of time. PrivatBank’s overall objective is to reduce its debt service obligations under the 2015 Notes and 2016 Notes to improve its short-term liquidity parameters, maintain financial flexibility and establish a more efficient maturity profile for its wholesale borrowings. This would enable PrivatBank to sustain its operations during the current crisis in Ukraine, help it to face any further pressure on its liquidity and perform its obligations pursuant to the NBU Resolution No. 329 in respect of PrivatBank.

Given that the 2015 Notes mature on 23 September 2015, PrivatBank is seeking a maturity extension of the 2015 Notes to 1 December 2015 (the “Current Consent Solicitation”). This will create a stable platform with, hopefully, sufficient time to negotiate and agree mutually acceptable terms for the re-profiling of the 2015 Notes and the 2016 Notes with the NBU, the IMF and the holders of the 2015 Notes and the 2016 Notes as a whole.

______________

The Current Consent Solicitation should be considered with reference to the consent solicitation memorandun dated July 29, 2015 (the “Memorandum”). This announcement and the Memorandum contain important information which should be read carefully before any decision is made with respect to the Current Consent Solicitation. If any noteholder is in any doubt as to the action it should take, it is recommended to seek its own advice, including as to any tax consequences, from its stockbroker, bank manager, solicitor, accountant or other independent adviser.

None of the securities mentioned in the above announcement have been or will be registered under the United States Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act.

The Current Consent Solicitation is being made in regards to the securities of a non-US company. The Consent Solicitation is subject to disclosure requirements of a country other than the United States that are different from those of the United States. Financial statements included in the Memorandum have been prepared in accordance with non-US accounting standards that may not be comparable to the financial statements of US companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws in relation to the Current Consent Solicitation, since the PrivatBank and the issuer of the 2015 Notes are located in a foreign country, and some or all of their officers and directors are residents of a foreign country. You may not be able to sue a non-US company or its officers or directors in a non-US court for violations of US securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a US court’s judgment.

You should be aware that PrivatBank and the issuer of the 2015 Notes may purchase securities otherwise than in connection with the Current Consent Solicitation, such as in open market or privately negotiated purchases.

NOTHING IN THE MEMORANDUM OR IN ANY OTHER DOCUMENTS, INFORMATION OR COMMUNICATIONS RELATED TO THE NOTES SHALL BE INTERPRETED AS CONTAINING ANY OFFER OR INVITATION TO, OR SOLICITATION OF, ANY SUCH CIRCULATION, DISTRIBUTION, PLACEMENT, SALE, PURCHASE OR OTHER TRANSFER OR ADVERTISEMENT IN UKRAINE.

THIS NOTICE IS NOT FOR DISTRIBUTION TO ANY PERSON LOCATED OR RESIDENT IN ANY JURISDICTION WHERE IT IS UNLAWFUL TO DISTRIBUTE THE ATTACHED ANNOUNCEMENT.